EXHIBIT 5.1

Cassels Brock & Blackwell LLP
40 King Street West, Suite 2100
Scotia Plaza
Toronto, ON  M5H 3C2

May 22, 2009

The Board of Directors of Altair Nanotechnologies Inc.
204 Edison Way
Reno, Nevada 89502

Re:      Prospectus Supplement to Registration Statement on Form S-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Altair Nanotechnologies Inc., a corporation incorporated under the Canada Business Corporations Act (the “Corporation”), in connection with  the Registration Statement on Form S–3, File No.333-137099, together with the Registration Statement on Form S-3MEF  (collectively, the “Registration Statement”) filed with the Securities and Exchange Commission by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the Corporation's common shares (the “Common Shares”), warrants to purchase Common Shares (the “Warrants”) and units of Warrants and Common Shares (the “Units”), all of which may be issued from time to time on a delayed basis pursuant to Rule 415 under the Securities Act.  The Units are to be sold by the Corporation to selected investors pursuant to subscription agreements (each, a “Subscription Agreement”) by and between the Corporation and the various purchasers of the Shares and Warrants.  The Corporation has provided us with a prospectus (the “Prospectus”), which forms part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”).

In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant.  We have also prepared or examined all such documents, corporate records of the Corporation, certificates of officers of the Corporation, and other materials as we considered advisable or relevant.  We have also examined such statutes, corporate and public records and other documents including certificates or statements of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed.  For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.

We are solicitors qualified to carry on the practice of law in the Province of Ontario only.  We express no opinion as to any laws, or matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable to the Corporation as such laws exist on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.    With respect to the Common Shares offered under the Registration Statement, provided that (i) any required post-effective amendment to the Registration Statement has become effective under the Securities Act and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (ii) the issuance of the Common Shares has been duly authorized by all necessary corporate action on the part of the Corporation; (iii) the issuance and sale of the Common Shares do not violate any applicable law, are in conformity with the Corporation’s then operative articles of incorporation or continuance (the “Articles of Incorporation”) and Bylaws (the “Bylaws”), do not result in a default under or breach of any agreement or instrument binding upon the Corporation and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation; and (iv) the certificates for the Common Shares have been duly executed by the Corporation, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Common Shares, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.

2.    With respect to the Warrants issued under the Subscription Agreement and offered under the Registration Statement, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (ii) the Subscription Agreement has been duly authorized by the Corporation and any other party required to sign the same by all necessary corporate action; (iii) the Subscription Agreement has been duly executed and delivered by the Corporation and any other party required to sign the same; (iv) the issuance and terms of the Warrants have been duly authorized by the Corporation by all necessary corporate action; (v) the terms of the Warrants and of their issuance and sale have been duly established in conformity with the Subscription Agreement and as described in the Registration Statement, the Prospectus and the related Prospectus Supplement(s), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation, so as to be in conformity with the Articles of Incorporation and Bylaws, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation; and (vi) the Warrants have been duly executed and delivered by the Corporation and authenticated by any party required to authentic or execute the same and delivered against payment therefor, then the Warrants, when issued and sold in accordance with the Subscription Agreement and a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized and validly issued.

We hereby consent to the reference to our firm under “Legal Matters” in the prospectus which constitutes a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Cassels Brock & Blackwell LLP